Exhibit 99.2

PRESS RELEASE	FOR IMMEDIATE RELEASE
MGM MIRAGE ANNOUNCES
PROPOSED PRIVATE PLACEMENT OF SENIOR UNSECURED NOTES
Las Vegas, September 17, 2009 — MGM MIRAGE (NYSE: MGM) today announced that it proposes to make a private placement of $350 million in aggregate principal amount of senior unsecured notes due 2018. The Company plans to use the net proceeds from the offering to reduce the outstanding borrowings under the Company’s senior credit facility and for general corporate purposes.
The notes will be general senior unsecured obligations of the Company, guaranteed on an unsecured basis by substantially all of the Company’s subsidiaries, which also guarantee the Company’s other senior indebtedness, and equal in right of payment with, or senior to, all existing or future indebtedness of the Company and each guarantor.
The notes proposed to be offered have not been registered under the Securities Act and may not be offered or sold in the United States absent registration under, or an applicable exemption from the registration requirements of, the Securities Act and applicable state securities laws.
This press release does not constitute an offer to sell or a solicitation of an offer to buy the notes, nor shall there be any offer, solicitation or sale of any notes in any jurisdiction in which such offer, solicitation or sale would be unlawful. The Company gives no assurance that the proposed offering can be completed on any terms.
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Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the Company’s public filings with the Securities and Exchange Commission.

Contacts:

Investment Community	News Media
DAN D’ARRIGO	ALAN M. FELDMAN
Executive Vice President &	Senior Vice President
Chief Financial Officer	Public Affairs
(702) 693-8895	(702) 650-6947

MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV 89109 • PH: 702.693.7120 • FX: 702.693.8626